EXHIBIT 99.2

News Release

Contacts:

Integra LifeSciences Holdings Corporation

Investor Relations:

Angela Steinway

(609) 936-2268

angela.steinway@integralife.com

Integra LifeSciences Announces Resolution of Warning Letter

Related to its Manufacturing Facility in Añasco, Puerto Rico

Plainsboro, New Jersey / January 20, 2015 – Integra LifeSciences Holdings Corporation (NASDAQ: IART - news) today announced the United States Food and Drug Administration (the “FDA”) has informed the Company that it had addressed the violations in the warning letter relating to its manufacturing facility in Añasco, Puerto Rico (the “Añasco” facility).

The Añasco facility had been operating subject to an FDA Warning Letter dated February 13, 2013 that related to quality systems issues. After concluding its recent inspection of the Añasco facility in September 2014, the FDA determined that the Company’s remediation activities were effective and its quality management system was adequate.

“Over the last few years, we have made significant investments in both people and processes to enhance our global quality assurance programs,” said Peter Arduini, Integra’s President and Chief Executive Officer. “The lifting of the Warning Letter at our Añasco facility is evidence of the progress we have made in improving our quality systems throughout the Company.”

Please refer to the Form 8-K filed concurrently with this press release for additional information.

Integra LifeSciences, a world leader in medical technology, is dedicated to limiting uncertainty for surgeons, so they can concentrate on providing the best patient care. Integra offers innovative solutions, including leading regenerative technologies, in specialty surgical solutions, orthopedics and tissue technologies, and spine hardware and orthobiologics. For more information, please visit www.integralife.com